Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Third Quarter 2006 Results

East Hartford, Conn. – January 5, 2006—Cellu Tissue Holdings, Inc., an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in health care and consumer products worldwide, today announced financial results for its third quarter ended November 24, 2005.

Third Quarter 2006 Operating Results

Net sales totaled $81.5 million for the quarter ended November 24, 2005, compared to $85.7 million in the third quarter of the prior fiscal year, a decrease of $4.2 million, or 4.9%.  For the quarter ended November 24, 2005 the Company sold 63,988 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products.  This is a decrease of 3,229 tons or 4.8% over the comparable period in the prior year.  Net sales within the Tissue Segment for the quarter ended November 24, 2005 totaled $56.8 million, an increase of ..4% from $56.6 million for the comparable period in the prior year.  The increase for the Tissue Segment is attributable to growth in tissue converted product sales, partially offset by unfavorable tissue hard roll mix.   Net sales within the Machine-Glazed Paper Segment for the quarter ended November 24, 2005 totaled $24.7 million, a decrease of 15.2% from $29.1 million for the comparable period in the prior year.  The decrease for the Machine-Glazed Paper Segment is attributable to a decrease in volume sold and unfavorable price/mix from the prior year.  Contributing to the decrease in volume sold for the quarter ended November 24, 2005 was the reduced operating schedule and ultimate shutdown of one of the machines at the Company’s Interlake facility, as previously announced and the reduction in volume sold in September 2005 due to the shutdown of the Company’s Mississippi mill resulting from Hurricane Katrina.

For the quarter ended November 24, 2005, Cellu Tissue reported gross profit of $6.7 million or 8.3% of net sales, compared to $11.2 million or 13.1% for the comparable period in the prior year.  The decrease in gross profit is primarily attributable to significant market price increases for both natural gas and electricity.  These increases accounted for $4.1 million of the $4.5 million decrease in gross profit from the prior year.  Income from operations for the quarter ended November 24, 2005 was $.8 million compared to $7.5 million for the comparable period in the prior year.  Income from operations in the Tissue Segment for the quarter ended November 24, 2005 was $1.1 million compared to $4.4 million for the third quarter in the prior year.    Loss from operations in the Machine-Glazed Paper Segment for the quarter ended November 24, 2005 was $.3 million compared to income of $3.1 million for the third quarter in the prior year.  These decreases are the result of the decrease in gross profit as noted above, $1.0 million of restructuring costs and $1.5 million of merger related transaction costs recorded in the third quarter of the current fiscal year.  The restructuring costs relate to severance costs associated with the Company’s decision to indefinitely idle one of its paper machines at its Interlake facility, as previously announced and severance costs associated with a change in the corporate organizational structure.  The merger related transaction costs were incurred in connection with a previously announced proposed transaction which was terminated in October 2005 by the mutual consent of the parties.

For the quarter ended November 24, 2005, the Company reported a pretax loss of $3.5 million, compared to pretax income of $2.5 million for the comparable period in the prior year. For the quarter ended November 24, 2005, the Company experienced a net loss of $1.2 million, compared to a net loss of $.5 million for the comparable period in the prior year.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the quarter ended November 24, 2005 totaled $4.4 million, compared to $10.7 million for the comparable period in the prior year.  Included in current year EBITDA is $1.5 million in costs associated with the terminated transaction and $1.0 million related to restructuring costs as explained above.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue,

commented:  “During the third quarter of fiscal 2006 we continued to experience growth in our tissue converting business.  Unfortunately this growth was offset by increases in energy prices.  To lessen the impact of these energy increases, we have recently announced price increases.”

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our unaudited consolidated statements of operations, financial position and selected consolidated financial data, including information concerning our cash flow position, selected consolidated segment data, and reconciliations of consolidated net income from operations to consolidated EBITDA.   EBITDA is not a measure of performance under accounting principles generally accepted in the United States and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities, or other operating or cash flow data prepared in accordance with generally accepted accounting principles.  We have presented EBITDA because this measure is used by investors, as well as our own management, to evaluate the operating performance of our business, including its ability to service debt.

Cellu Tissue’s management invites you to listen to our conference call on January 6, 2006 at 10 a.m. ET regarding third quarter fiscal 2006 financial results.  The dial-in number is (877) 209-0397 or International (612) 332-0932; participant code 812339.  A taped replay of the conference call will be available after 1:30 p.m. January 6, 2006 until January 20, 2006.  The number to call for the taped replay is (800) 475-6701 or International (320) 365-3844, access code 812339.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  Information about Cellu Tissue Holdings, Inc. is available on the Internet at www. cellutissue.com.

For further information, please contact Dianne Scheu, Chief Financial Officer of Cellu Tissue Holdings, Inc. @ 678-393-2651, Ext. 2164; scheud@cellutissue.com.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars, in thousands)

	Three Months Ended		Nine Months Ended
	November 24 2005	November 25 2004	November 24 2005	November 25 2004

Net sales	$81,512	$85,689	$245,174	$250,749
Cost of goods sold	74,784	74,471	223,829	219,459
Gross profit	6,728	11,218	21,345	31,290

Selling, general and administrative expenses	3,317	3,670	9,475	11,456
Restructuring costs	1,032	—	1,032	—
Merger related transaction costs	1,477	—	2,366	—
Compensation from redemption of stock options	—	—	—	3,414
Accelerated vesting of stock options-noncash	64	—	64	534
Income from operations	838	7,548	8,408	15,886

Write-off of debt issuance costs and prepayment penalties	—	—	—	3,318
Interest expense, net	4,300	4,430	12,748	13,070
Foreign currency loss	93	658	378	855
Other income	(21)	(1)	(54)	(2,357)
(Loss) income before income tax expense (benefit)	(3,534)	2,461	(4,664)	1,000

Income tax expense (benefit)	(2,304)	2,952	(2,468)	(1,046)
Net (loss) income	$(1,230)	$(491)	$(2,196)	$2,046

CELLU TISSUE HOLDINGS, INC,

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	November 24	February 28
	2005	2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,343	$26,959
Receivables, net	34,055	35,787
Inventories	29,466	24,601
Prepaid expenses and other current assets	4,266	3,499
Income tax receivable	2,129	—
Deferred income taxes	1,251	1,295
TOTAL CURRENT ASSETS	87,510	92,141
PROPERTY, PLANT AND EQUIPMENT, NET	97,665	97,314
DEBT ISSUANCE COSTS	6,120	7,168
GOODWILL	13,724	13,724
OTHER ASSETS	186	190
TOTAL ASSETS	$205,205	$210,537

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$19,269	$18,974
Accrued expenses	14,825	15,157
Accrued interest	3,261	7,416
Current portion of long-term debt	290	270
TOTAL CURRENT LIABILITIES	37,645	41,817
LONG-TERM DEBT, LESS CURRENT PORTION	160,711	160,790
DEFERRED INCOME TAXES	13,726	15,280
OTHER LIABILITIES	217	236
STOCKHOLDERS’ EQUITY(DEFICIENCY)	(7,094)	(7,586)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIENCY)	$205,205	$210,537

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY (Unaudited)

(Dollars, in thousands)

	Three Months Ended		NIne Months Ended
	November 24	November 25	November 24	November 25
	2005	2004	2005	2004

OPERATING ACTIVITIES
Net (loss) income	$(1,230)	$(491)	$(2,196)	$2,046
Write-off of debt issuance costs-noncash	—	—	—	2,895
Accelerated vesting of stock options-noncash	64	—	64	534
Deferred income taxes	(918)	2,193	(1,511)	2,193
Accretion of debt discount	75	74	221	222
Depreciation and amortization	3,957	4,177	12,722	12,179
Gain on sale of property, plant & equipment	13	7	(12)	(2,374)
Unearned compensation	—	92	—	389
Changes in working capital	(5,653)	6,577	(10,236)	3,932
Net cash (used in) provided by operating activities	(3,692)	12,629	(948)	22,016

INVESTING ACTIVITIES
Proceeds for sale of property, plant and equipment, net	—	—	—	4,004
Capital expenditures	(2,338)	(4,493)	(9,750)	(7,676)
Net cash used in investing activities	(2,338)	(4,493)	(9,750)	(3,672)

FINANCING ACTIVITIES
(Payments) borrowings of debt, net	—	—	(280)	116,337
Payments on revolving line of credit, net	—	—	—	(10,954)
Cash dividends	—	—	—	(96,789)
Prepayment penalties	—	—	—	(424)
Debt issuance costs	—	(340)	(2)	(6,659)
Net cash (used in) provided by financing activities	—	(340)	(282)	1,511

Effect of foreign currency	131	569	364	676

Net (decrease) increase in cash and cash equivalents	(5,899)	8,365	(10,616)	20,531
Cash and cash equivalents at beginning of period	22,242	12,166	26,959	—
Cash and cash equivalents at end of period	$16,343	$20,531	$16,343	$20,531

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended		Nine Months Ended
	November 24	November 25	November 24	November 25
	2005	2004	2005	2004
NET SALES:
Tissue	$56,845	$56,606	$173,775	$172,120
Machine-Glazed Paper	24,667	29,083	71,399	78,629
Consolidated	$81,512	$85,689	$245,174	$250,749

INCOME FROM OPERATIONS:
Tissue	$1,096	$4,391	$6,441	$10,408
Machine-Glazed Paper	(258)	3,157	1,967	5,478
Consolidated	$838	$7,548	$8,408	$15,886

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED NET (LOSS) INCOME TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended		Nine Months Ended
	November 24	November 25	November 24	Novwmber 25
	2005	2004	2005	2004

NET (LOSS) INCOME	$(1,230)	$(491)	$(2,196)	$2,046
Add back:
Depreciation	3,601	3,831	11,673	11,140
Interest expense	4,376	4,453	12,939	13,102
Income tax (benefit) expense	(2,304)	2,952	(2,468)	(1,046)
EBITDA	$4,443	$10,745	$19,948	$25,242